                                                                    EXHIBIT 12.1

      STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated (in thousands, except ratios).

                                                                                                     THREE MONTHS ENDED
                                                           YEAR ENDED DECEMBER 31,                        MARCH 31,
                                       ------------------------------------------------------------  ------------------
                                         2000         2001         2002         2003         2004           2005
                                       --------     --------     --------     --------     --------       --------
Earnings
  Income before taxes...............   $ 14,628     $ 23,067     $ 50,328     $ 57,399     $ 63,125       $ 37,139(1)
Add back:
  Interest expense..................        583          443          409        7,387        4,907          1,088
 Portion of rent expense
   representative of interest
   factor...........................     17,124       33,491       51,378       71,072      107,118         32,531
                                       --------     --------     --------     --------     --------       --------
Earnings............................   $ 32,335     $ 57,001     $102,115     $135,858     $175,150       $ 70,758
                                       ========     ========     ========     ========     ========       ========
Fixed Charges:

  Interest expense..................   $    583     $    443     $    409     $  7,387     $  4,907       $  1,088
 Portion of rent expense
   representative of interest
   factor...........................     17,124       33,491       51,378       71,072      107,118         32,531
                                       --------     --------     --------     --------     --------       --------
                                       $ 17,707     $ 33,934     $ 51,787     $ 78,459     $112,025       $ 33,619
                                       ========     ========     ========     ========     ========       ========
Ratio of earnings to fixed charges..       1.83         1.68         1.97         1.73         1.56           2.10
                                       ========     ========     ========     ========     ========       ========

(1) Net income for the three months ended March 31, 2005 includes a gain of $18,000 related to the extinguishment of debt.

For purposes of calculating the ratios,

      - earnings include income from continuing operations before income taxes plus fixed charges; and

      - fixed charges are interest expense incurred and the estimated interest component of operating leases.